Exhibit 10.3

AMENDMENT TO CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Amendment to the Change in Control Severance Agreement (this “Amendment”) is entered into as of           (the “Effective Date”) by and between               (“Executive”) and RenovoRx, Inc. (the “Company” and together with Executive, the “Parties”) on the dates set forth below.

WHEREAS, the Parties previously entered into a Change in Control and Severance Agreement effective                 (the “Severance Agreement”);

WHEREAS, the Parties desire to amend the Severance Agreement;

NOW, THEREFORE, for good and valuable consideration, including the execution of the Merger Agreement and the consummation of the transactions thereunder, the Parties agree that the Severance Agreement is hereby amended as follows:

1. Amendments to Severance Agreement. The Severance Agreement is hereby amended as follows:

A. The definition of “Cause” set forth in Section 7(d) of the Severance Agreement is hereby amended and restated in its entirety as follows to add the underlined provisions:

“Cause” means Executive’s: (i) dishonesty of a material nature; (ii) theft or embezzlement of Company funds or assets; (iii) being convicted of, or guilty plea or no contest plea to, a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with any governmental body; (iv) noncompliance in any material respect with any U.S. or non-U.S. laws or regulations; (v) violation of any express direction or any rule, regulation or policy established by the Company or the Board; (vi) material breach of this Agreement or the Confidentiality Agreement; (vii) breach of any fiduciary duty to the Company; (viii) gross incompetence, neglect, or misconduct in the performance of Executive’s duties; (ix) repeated failure to perform Executive’s duties and responsibilities for the Company or follow the reasonable and lawful instructions of the Company; or (x) the Company’s financial distress, whereby the Company is in the process of winding down its business or ceasing or pausing its operations and Executive’s employment with the Company is terminated in connection with such financial distress-related winding down or ceasing or pausing of operations.

B. The definition of “Good Reason” set forth in Section 7(m) of the Severance Agreement is hereby amended and restated in its entirety as follows to add the underlined provisions:

“Good Reason” means Executive’s termination of Executive’s employment with the Company within thirty (30) days following the end of the Company’s Cure Period (as defined below) as a result of the occurrence of any of the following without Executive’s written consent: (i) a material diminution in Executive’s annual base salary; (ii) the assignment to Executive of duties that are materially inconsistent with Executive’s duties that results in a material diminution of Executive’s duties with the Company in effect immediately prior to such assignment (except as caused by or related to the Company’s financial distress, whereby the Company is in the process of winding down or ceasing or pausing its operations); (iii) a material diminution in Executive’s authority, responsibilities, or job title (except as caused by or related to the Company’s financial distress, whereby the Company is in the process of winding down or ceasing or pausing its operations); (iv) a material change in the location of Executive’s primary place of work to a location more than fifty (50) miles from Executive’s primary place of work immediately prior to such change and that is further from Executive’s residence; provided, however, that Executive must provide written notice to the Company of the condition that could constitute a “Good Reason” event within sixty (60) days following the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice. To the extent Executive’s primary work location is Executive’s residence due to a shelter-in-place order or similar work-from-home arrangement that applies to Executive, Executive’s primary place of work, from which a change in location under the foregoing clause (iv) will be measured, will be considered the Company’s office location where Executive’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order or similar work-from-home arrangement. Notwithstanding the foregoing, any termination of Executive’s employment by Executive caused by or related to the Company’s financial distress, whereby the Company is in the process of winding down its business or ceasing or pausing its operations and Executive terminates Executive’s employment with the Company in connection with such financial distress-related winding down or ceasing or pausing of operations shall not constitute Good Reason.

C. The definition of “Qualifying Termination” set forth in Section 7(n) of the Severance Agreement is hereby amended and restated in its entirety as follows to add the underlined provision:

“Qualifying Termination” means a termination of Executive’s employment with the Company either (i) by the Company without Cause and other than due to Executive’s death or Disability, or (ii) by Executive for Good Reason. Any termination of Executive’s employment by the Company or Executive caused by or related to the Company’s financial distress, whereby the Company is in the process of winding down its business or ceasing or pausing its operations and Executive’s employment with the Company is terminated by Company or Executive in connection with such financial distress-related winding down or ceasing or pausing of operations shall not constitute a Qualifying Termination.

2. Full Force and Effect. To the extent not expressly amended hereby, the Severance Agreement shall remain in full force and effect. Executive acknowledges that nothing herein alters the at-will nature of Executive’s employment.

3. Entire Agreement. This Amendment and the Severance Agreement (and any other documents referenced in Section 11(d) therein) constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

5. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Amendment voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, and acknowledges that Executive: (A) has read this Amendment; (B) has been represented in the preparation, negotiation, and execution of this Amendment by legal counsel of Executive’s choice or elected not to retain counsel; (C) understands the terms and consequences of this Amendment; (D) is fully aware of the legal and binding effect of this Amendment; and (E) has not relied upon any representations or statements made by the Company that are not specifically set forth in this Amendment.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

EXECUTIVE	RENOVORX, INC.

By:	By:

Name:	Name:

Title:

Date:	Date:

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